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                                                                    EXHIBIT 3(B)

                          DAUPHIN DEPOSIT CORPORATION

                                  RESOLUTIONS

                                JANUARY 23, 1995

  WHEREAS, the Board of Directors deems it advantageous to amend the By-Laws of the Corporation.

  NOW, THEREFORE, BE IT RESOLVED, that effective February 1, 1995 the following sections of the By-Laws of the Corporation are hereby amended to read as follows:

                                   ARTICLE 3

                               BOARD OF DIRECTORS

  Section 5. Regular meetings of the Board of Directors shall be held, without notice, at 11:00 o'clock a.m. on the third Monday of February, April, June, August, October and December at the registered office of the Corporation or at such other time and place as shall be determined by the Board. When such meeting falls upon a holiday, the meeting shall be held on the next succeeding business day.

  Special meetings may be called by the Chairman of the Board or the President or the Chief Executive Officer, and shall be called at the request of any three Directors. Notice of the special meeting shall be given each member of the Board by the Secretary at least one day before the date of such meeting.

                                   ARTICLE 4

                                   COMMITTEES

  Section 1. There shall be five standing committees named in this Article which shall be appointed by the Chief Executive Officer with approval by the Board of Directors at its annual meeting for reorganization, or as soon thereafter as may be convenient; the Chairman of the Board, the President, the Chief Executive Officer and the Chairman of the Executive Committee shall, ex-officio, be members of all standing committees.

  Section 2. (a) The Executive Committee shall consist of the Chairman of the Board, the Chief Executive Officer, the President, the Chairman of the Executive Committee and not less than 4 nor more than 9 other Directors, the number of such other Directors to be determined from time to time by the Board. The Executive Committee shall meet at least once a month and report its proceedings to the Board.

  (b) The Executive Committee shall have general supervision of and responsibility for the finances of the Corporation and its investments, and the maintenance of asset quality and balance sheet integrity. It shall also have responsibility for strategic and profit planning. The Committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board so far as may be permitted by law.

  Section 3. (a) The Auditing Committee shall consist of no less than 3 Directors in addition to the ex-officio members, the number of such Directors to be determined from time to time by the Board. The Audit Committee shall meet at least four times each year.

  (b) The Audit Committee shall have responsibility to assure an adequate system of internal controls and overall audit coverage and to monitor regulatory compliance.

  Section 4. The Corporate Governance Committee shall consist of no less than three (3) directors in addition to the ex-officio members, the number of such directors to be determined from time to time by the

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Board. The Corporate Governance Committee shall act as the nominating committee of the Board. It shall also monitor the integrity and effectiveness of the corporate governance of the Corporation. The Corporate Governance Committee shall meet no less than four (4) times each year.

  Section 5. The Management Development and Compensation Committee shall consist of no less than (3) directors in addition to the ex-officio members, the number of such directors to be determined from time to time by the Board. The Management Development and Compensation Committee shall assure that the compensation available to corporate officers and other senior management enables the Corporation to attract and retain high quality leadership and that the Corporation's compensation methodologies align management's interests with shareholders' interests. The Committee shall also have responsibility for human resource matters including management development, succession and changes; executive and employee compensation; and employee benefits.

  Section 6. The Risk Management Committee shall consist of no less than (3) directors in addition to the ex-officio members, the number of such directors to be determined from time to time by the Board. The Risk Management Committee's responsibility shall be to assure that the Corporation's assets are adequately protected against loss (other than interest rate, credit and financially related risks) and to review the Corporation's risk management and loss control programs.

                                   ARTICLE 5

                                    OFFICERS

  Section 1. The officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, the President, the Chairman of the Executive Committee, one or more Vice Chairmen and Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries, an Auditor, and such other officers as in the judgment of the Board shall be necessary. Where this section authorizes one or more officers with the same title, the number and identity of such officers, other than the Chairman of the Board, Chief Executive Officer, President, Chairman of the Executive Committee, Secretary, Treasurer and Auditor, may be determined by the Chief Executive Officer and shall be ratified at the annual reorganization meeting of the Board.

                                   ARTICLE 8

                            MISCELLANEOUS PROVISIONS

  Section 1. Whenever written notice is required to be given to any person under the provisions of the Business Corporation Law, the Articles or By-Laws, it may be given to such person in any manner authorized by the Pennsylvania Business Corporation Law. Such notice shall specify the place, day and hour of the meeting and in the case of a special meeting of shareholders, the general nature of the business to be transacted.

  Section 4. All references herein to the masculine gender shall be deemed to include the feminine gender as applicable.

  FURTHER RESOLVED, that the proper officers of this Corporation are hereby authorized to take all action necessary or appropriate to the implementation of the foregoing Resolutions.

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